Exhibit 4.1

WARRANTS FOR ORDINARY SHARES

edap tms s.a.

Warrants: _______	Issue Date: April 14, 2016

Warrant Shares: _______	Initial Exercise Date: October 14, 2016

THESE WARRANTS FOR ORDINARY SHARES (the “Warrant”) certify that, for value received, _____________ or its registered assigns (as the same may be registered from time to time in the books of the Custodian, the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after October 14, 2016 (the “Initial Exercise Date”) and on or prior to the close of business on the two (2) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for up to ______ ordinary shares of EDAP TMS S.A., a French société anonyme (the “Company”), par value €0.13 per share (the “Ordinary Shares”). The Ordinary Shares issuable upon exercise of these Warrants are referred to as the “Warrant Shares”. The Ordinary Shares issuable upon the exercise of the Warrants will be represented by American Depositary Receipts (“ADRs”), each ADR evidencing one (1) American Depositary Share (“ADS”) and each ADS representing one (1) Ordinary Share. The subscription price of one Warrant Share under these Warrants shall be equal to the Exercise Price, as defined in Section 2(b). For the avoidance of doubt, exercise may only be made for a whole number of Ordinary Share and references herein to Ordinary Shares in Section 2 shall also include ADRs evidencing ADSs, representing corresponding Ordinary Shares.

Attached hereto as Annex A is a certificate (certificat d'inscription en compte) evidencing ownership of the Warrants duly executed by the Custodian and the Company and registered in the name of the initial Holder, together with a certified copy of the Warrant Register (as defined in Section 4(c) below). Attached hereto as Annex A-1, is an officer’s certificate confirming that the terms and conditions of the Holder’s Warrant set forth in the Warrant Register are the same as the terms and conditions set forth herein. For the avoidance of doubt, the present document shall in no event be deemed as the certificate referred to in article R. 211-7 of the French Code monétaire et financier and shall only be deemed, for purposes of French law, to set forth the terms and conditions of this Warrant.

Section 1.     Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated April 7, 2016, among the Company and the purchasers signatory thereto.

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Section 2.     Exercise.

a)                  Exercise of Warrant. Exercise of the purchase rights provided by the Warrants may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company and the Custodian (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise in the form attached hereto as Annex B (the “Notice of Exercise”) for a whole number of Ordinary Shares only. Within three (3) Trading Days of the date of exercise, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer. No ink original Notice of Exercise shall be required, nor shall any medallion guarantee (other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrants have been exercised in full. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder, the Company and the Custodian shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of the Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)                  Exercise Price. The exercise price per share of the Ordinary Shares under this Warrant shall be $4.50, subject to adjustment hereunder to the extent that such Exercise Price remains higher than the nominal value of the Ordinary Shares at the time of exercise, or, if lower than the nominal value of the Ordinary Shares, the nominal value of the Ordinary Shares (the “Exercise Price”).

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c)                  Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to this Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise the Holder and its Affiliates and any other Person or entity whose beneficial ownership of Ordinary Shares would be aggregated with the Holder’s for the purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act” and such Persons, “Attribution Parties”), would beneficially own in excess of 4.999% of the total number of then issued and outstanding Ordinary Shares (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder, its Affiliates and Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder, its Affiliates and Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(c) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder, its Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Exercise that such Notice of Exercise has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 2(c), in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as stated in the most recent of the following: (A) the Company’s most recent filing with the U.S. Securities and Exchange Commission (the “SEC”); (B) a more recent public announcement by the Company; or (C) a more recent notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares. Upon the written request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder since the date as of which such number of outstanding Ordinary Shares was reported. Notwithstanding the foregoing, the Beneficial Ownership Limitation provisions of this Section 2(c) may be waived by the Holder, at the election of the Holder, upon not less than 61 days’ prior notice to the Company to change the Beneficial Ownership Limitation to 9.999% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder, its Affiliates or Attribution Parties and the provisions of this Section 2(c) shall continue to apply.

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Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.999% limitation to such 9.999% limitation, the Beneficial Ownership Limitation may not be further waived by the Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

d)                 Mechanics of Exercise.

                                                          i.            Delivery of ADSs Upon Exercise. ADSs shall be transmitted by the Custodian to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Trading Days after the delivery to the Company of the Notice of Exercise (the “Warrant Share Delivery Date”), provided that the Company shall not be obligated to deliver the Warrant Shares hereunder unless the Company has received the aggregate Exercise Price (and, if required by the terms hereunder, the surrender of the Warrant) from the Holder on or before the Warrant Share Delivery Date; provided further, however, that if the Company has not received the aggregate Exercise Price by the Warrant Share Delivery Date, the Warrant Share Delivery Date shall be one (1) Trading Day after the Company has received the aggregate Exercise Price from the Holder. The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all corporate purposes, as of the date on which the Warrant Shares have been inscribed to the Holders’ account in the Company’s register corresponding to the date on which the Warrant has been exercised, with payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid. Notwithstanding anything herein to the contrary, upon delivery of the Notice of Exercise the Holder shall be deemed for purposes of Regulation SHO under the Exchange Act to have become the holder of the Warrant Shares irrespective of the date of delivery of the Warrant Shares. While any Warrants remain outstanding, the Company shall maintain a Custodian that participates in the DTC Fast Automated Securities Transfer Program.

                                                          ii.            Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of ADSs, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant (as may be amended or supplemented from time to time).

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                                                          iii.            Rescission Rights Upon Failure to Deliver ADSs. If in the case of any Notice of Exercise such ADSs are not delivered to or as directed by the applicable Holder by the Warrant Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such ADSs, to rescind such exercise, in which event the Company shall promptly return to the Holder any original Warrant delivered to the Company and the Holder shall promptly return to the Company or the Custodian the ADSs representing the Warrant Shares underlying this Warrant unsuccessfully tendered for exercise to the Company or the Custodian, as the case may be (if surrendered).

                                                           iv.            Compensation for Buy-In on Failure to Timely Deliver ADSs Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Custodian to deliver to the Holder such ADS by the Warrant Share Delivery Date, and if after such date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, ADSs to deliver in satisfaction of a sale by the Holder of the ADSs which the Holder anticipated receiving upon such exercise relating to such Warrant Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased exceeds (y) the amount obtained by multiplying (1) the aggregate number of ADSs that the Holder was entitled to receive from the exercise at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions), and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of ADSs that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases ADSs having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of this Warrant with respect to which the actual sale price of the Warrant Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver ADSs upon exercise of this Warrant as required pursuant to the terms hereof.

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                                                          v.            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round down to the previous whole share.

                                                          vi.            Charges, Taxes and Expenses. The issuance of ADSs on exercise of this Warrant shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such ADSs, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such ADS upon exercise in a name other than that of the Holder of this Warrant and the Company shall not be required to issue or deliver such ADSs unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                                                          vii.            Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(e)         If there is no effective registration statement registering the issuance of all of the Warrant Shares underlying this Warrant at any time after the Initial Exercise Date and on or prior to the Termination Date, notwithstanding anything to the contrary contained herein, the Holder shall be permitted to exercise this Warrant by delivery of a Notice of Exercise, and, within two (2) Trading Days following the delivery of such Notice of Exercise, deliver to the Company the aggregate Exercise Price with respect to such exercise.  Upon delivery of a Notice of Exercise during a Registration Failure Period (as defined below), the Company shall (1) be required to pay in cash to the Holder on each Trading Day during the Registration Failure Period an amount equal to 1.0% of the product of (A) the number of Warrant Shares exercised by the Holder pursuant to the immediately preceding sentence, and (B) the VWAP of the ADSs on the Exercise Date, and (2) on the Trading Day immediately following the end of the Registration Failure Period, deliver all Warrant Shares required to be delivered pursuant to the Notice of Exercise by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system.  The Company shall pay any cash amounts owed pursuant to clause (A) of the immediately preceding sentence no later than two (2) Business Days after a written request by the Holder (which may be made by facsimile or electronic mail). As used herein, “Registration Failure Period” means the period (x) beginning on the date of delivery of a Notice of Exercise at a time when there is no registration statement registering the issuance of all of the Warrant Shares underlying this Warrant at any time after the Initial Exercise Date and on or prior to the Termination Date, and (y) ending on the later to occur of (A) the date of delivery of all Warrant Shares required to be delivered pursuant to the Notice of Exercise by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system and (B) the date that there is a registration statement registering the issuance of all Warrant Shares underlying this Warrant.

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Section 3.       Certain Adjustments.

a)                  Share Dividends and Share Splits. If the Company, at any time while this Warrant is outstanding: (A) pays a share dividend or otherwise makes a distribution or distributions payable in Ordinary Shares or any Ordinary Share Equivalents (which, for the avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (B) subdivides outstanding Ordinary Shares into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (D) issues by reclassification of the Ordinary Shares any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged; provided that in no event shall the Exercise Price be adjusted to a price less than the lowest exercise price allowed by applicable law. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

b)                  Subsequent Rights Offerings. In addition to any adjustment pursuant to Section 3(a) herein, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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c)                  Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, (A) distributes, in compliance with French corporate law, part of its reserves to all holders of Ordinary Shares (and not to the Holders), or (B) modifies, by means of issuance of preferred shares, the rights of holders of Ordinary Shares to dividend distributions, then in each such case the Exercise Price shall be adjusted and in the case of clause (A) above will be adjusted by multiplying such Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP (as defined below) determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then market value at such record date of the portion of such reserves so distributed applicable to one outstanding Ordinary Share as determined by the Board of Directors of the Company in good faith; provided that in no event shall the Exercise Price be adjusted to a price less than the lowest exercise price allowed by applicable law. Any adjustment required pursuant to this paragraph (c) shall be described in a notice delivered to the Holder as provided under French corporate law. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b) if the ADSs are not then listed or quoted on a Trading Market and if prices for the ADSs are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported; or (c) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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d)                 Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(c) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(c) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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e)                  Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

f)                   Notice to Holder.

                                                          i.            Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to each Holder by facsimile or e-mail a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

                                                           ii.            Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or e-mail to the Holder at its last facsimile or e-mail address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivering thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

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Section 4.      Transfer of Warrant.

a)                  Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon written notice substantially in the form attached hereto in Annex C (the “Transfer Notice”) duly executed by the Holder or its agent or attorney and sent to the principal office of the Company and the Custodian, together with surrender of this Warrant and wire of funds sufficient to pay any transfer taxes payable upon the making of such transfer on the Company’s bank account specified in Annex D or such other account following due notification to the Holder. Upon such notice and surrender and, if required, such payment, the Company shall transcribe the transfer and inscribe the assignee or assignees as shareholder(s) in its registers and execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued. Notwithstanding the foregoing, the Company shall have the right to decline to make a transfer of the Warrant or Warrants if such transfer would be made to a competitor of the Company.

b)                  New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

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c)                  Warrant Register. The Company or the Custodian, as applicable, shall register this Warrant, upon records to be maintained by the Company or the Custodian as applicable, for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. Prior to due presentment for transfer to the Company, the Company and any agent of the Company may treat the Person in whose name this Warrant is duly registered on the Warrant as the owner hereof for the purpose of any exercise hereof or any distribution, and for all other purposes, and neither the Company nor any such agent shall be affected by notice to the contrary. The Warrant may be assigned or sold in whole or in part only by registration of such assignment or sale on the Warrant Register. Upon its receipt of a Transfer Notice to assign or sell all or part of a Warrant by the Holder, the Company or the Custodian, as applicable, shall record the information contained therein in the Warrant Register and the Company shall issue or cause to be issued one or more new Warrants in compliance with Section 4(a) above.

Section 5.       Miscellaneous.

a)                  No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i).

b)                  Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

c)                  Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d)                 Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Ordinary Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing share certificates to execute and issue the necessary certificates, if any, for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its by-laws (statuts) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (A) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (B) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid Warrant Shares upon the exercise of this Warrant, and (C) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)                  Governing Law; Jurisdiction. Other than Sections 5(n), 5(o) and (p), which shall be governed by French law, and subject to the mandatory provisions of French law applicable to the Warrant and the Warrant Shares, all questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a Holder, the Company or any of their respective affiliates, directors, officers, shareholders, partners, members, employees or agents, to the exclusion of any actions or legal proceedings involving the representative of the Masse of Holders referred to in Section 5 o)) shall be commenced exclusively in the state and federal courts sitting in the City of New York. The Company and the Holders hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Warrant), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The Company and the Holders to the fullest extent permitted by law hereby irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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f)                   Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

g)                  Notices. Any and all notices provided hereunder shall be delivered in accordance with the notice provisions of the Purchase Agreement.

h)                  Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i)                    Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j)                    Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations provided herein shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

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k)                  Amendment. Subject to Section 5(o), this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder. No consideration shall be offered or paid to any Person to amend or consent to waiver or modification of any provision of this Warrant unless the same consideration is also offered to all of the holders of Warrants.

l)                    Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m)                Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

n)                  Maintenance of the Rights of a Holder of a Warrant Under French Anti-Dilution Statutes. To the extent not already covered by Section 3, the French antidilution provisions of paragraph 1° (but excluding paragraphs 2° and 3°) of the second alinea of Article L.228-99 of the French Commercial Code shall apply.

o)                 Representation of Holders of the Warrants

                                                                    i.             In accordance with Article L.228-103 of the French Commercial Code, Holders of the Warrants will be aggregated together in a collective group (the “Masse”). The Masse will be an independent legal entity.

                                                                  ii.              A general meeting of the Holders of the Warrants shall be called to authorize all modifications of the terms and conditions of the Warrants, and to vote on all decisions and actions of the representative of the Masse in accordance with Section 5(o)(iv) that, by law, must be submitted for its approval.

                                                                iii.               In accordance with Article L.228-47 of the French Commercial Code, the representative of the Masse will be: Aether Financial Services, a company incorporated under French law with registered offices at 2, Square La Bruyère – 75009 Paris, France, France, , an E.U. citizen with his or her domicile in France.

                                                                iv.              The representative of the Masse will have the power to carry-out, on behalf of the Masse, all actions of administrative nature (actes de gestion) necessary to protect the interests of the Holders, it being expressly provided that it shall not be entitled to take any decision, commence any action, exercise or waive any right on behalf of the Masse, alter, waive, amend or terminate any provision of any of the Warrants without in each case, being expressly authorized by a general meeting of the Holders voting with a two-thirds majority.

                                                                  v.             The representative of the Masse will exercise its duties until dissolution, resignation or termination of its duties by a general meeting of the Holders of the Warrants or until it becomes unable to act. Its appointment shall automatically cease on the date of final or total redemption, prior to maturity or otherwise, of the Warrants. This appointment will be automatically extended, where applicable, until the final conclusion of any legal proceedings in which the representative is involved and the enforcement of any judgments rendered or settlements made.

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                                                                vi.              The representative of the Masse shall be entitled to remuneration of €700 (seven hundred euros) per year, payable by the Company on each anniversary of the Initial Exercise Date (or the immediately following Business Day) from 2016 to 2018 inclusive so long as the Warrants remain outstanding on such date.

                                                              vii.               The Company will also bear the costs of (i) calling and holding general meetings of the Holders, (ii) publishing their decisions, (iii) the designation of the representative(s) of the Masse, (iv) the administrative and management costs of the Masse, and (v) the general meetings of the Masse.

                                                            viii.                 General meetings of the Holders shall be held at the registered office of the Company or such other place as is specified in the call notice of the meeting. Each Holder shall have the right, during the period of 15 days prior to any general meeting of the Masse, to examine and take copies of, or to cause an agent to do so on its behalf, at the registered office or administrative headquarters of the Company or, as the case may be, at such other place as is specified in the call notice for such meeting, the text of the resolutions to be proposed and any reports to be presented to the meeting.

                                                                ix.              This provisions of this section are intended solely for compliance with the French Commercial Code. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.

p)                  Preferential Subscription Rights and Priority Subscription Period. The Company’s shareholders have waived their preferential subscription rights with respect to the issuance of this Warrant and the Warrant Shares issuable upon exercise hereof and no priority subscription period is applicable.

q)                  Currency. All amounts owing under the Warrants or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in U.S. dollars. All amounts denominated in other currencies shall be converted in the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of payment. “Exchange Rate” means, in relation to any amount of currency to be converted into United States dollars pursuant to the Warrants, the United States dollar exchange rate as published in The Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

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r)                Taxes. As of the date hereof, the subscription of Ordinary Shares upon the exercise in whole or in part of the Warrants would not be subject to withholding tax in France.

s)               Judgment Currency.

(i) If, for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 5(s) referred to as the “Judgment Currency”) an amount due in United States dollars under the Warrants, the parties agree, to the fullest extent that they may effectively do so, that the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

(A) the date of actual payment of the amount due; or

(B) in the event that the court determines that such date should be another date, such court-determined date (the date as of which such conversion is made pursuant to this Section 5(s)(i)(B) being hereinafter referred to as the “Judgment Conversion Date”).

(ii)     If there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Exercise Date.

(iii)     Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of the Warrants.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer thereunto duly authorized as of the date first above indicated.

EDAP TMS S.A.

By:
Name: Marc Oczachowski
Title: Chief Executive Officer

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ANNEX A

CERTIFICAT D’INSCRIPTION EN COMPTE

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ANNEX A-1

OFFICER’S CERTIFICATE

To:

On [          ], 2016

Dear Sir:

You will find attached a “certificat d’inscription en compte” issued by CACEIS, and a copy of CACEIS Warrant Register (“comptes d’actionnaires”).

We hereby confirm that the securities being the subject of such certificate and being recorded in the Warrant Register are the bons de souscription d’actions, the terms and conditions of which are attached hereto.

Yours sincerely,

……………………………………….

On the name and for the account of EDAP-TMS

Name:

Title:

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ANNEX B

NOTICE OF EXERCISE

WARRANTS EXPIRING IN 2018

To: EDAP TMS S.A.

Attn: Blandine Confort

Corporate Secretary

Address Parc d’Activités La Poudrette Lamartine,

4/6 rue du Dauphiné,

69120 Vaulx en Velin, France

Tel: +33(4) 72 15 31 50

Fax: +33(4) 72 15 31 44

With a copy to:

CACEIS CORPORATE TRUST

Laetitia Delauney

Address14 rue Rouget de Lisle

92862 Issy Les Moulineaux, France

Tel: +33(1) 57 78 31 56

Fax: +33(1) 57 78 32 19

Reference is made to the certificate evidencing the terms and conditions of the bons de souscription d’actions issued on April 14, 2016 and expiring on October 14, 2018 (the “Warrants”) issued to the undersigned by EDAP-TMS S.A. (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the terms and conditions of the Warrant.

(1)   The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any amounting to $[     ].

(2)   Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below.

_______________________________

The Warrant Shares shall be delivered by physical delivery of a certificate to:

Address:

or to the following account as set out below.

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Name of Holder's Broker:

Address of Broker:

Contact Person at Broker:

Broker's DTC Participant Number:

Account Number to receive ADRs:

[SIGNATURE OF HOLDER]

Name of Holder: _____________________________________________

Signature of Authorized Signatory of Holder: ______________________________

Address of Holder: _____________________________________

Facsimile number of Holder: ________________________________

Name of Authorized Signatory: ___________________________________________

Title of Authorized Signatory: _________________________________________

Date:________________________________________________

IMPORTANT: Please provide a copy of the documents below with this notice of exercise.

(i) passport or national id card of the Authorized Signatory, and

(ii) power of attorney, mandate, proof of authority to sign on behalf of the Holder, or any equivalent document entitling the Authorized Signatory to sign on behalf of the holder

CACEIS IS HEREBY INSTRUCTED BY THE HOLDER IDENTIFIED ABOVE TO DEPOSIT THE ORDINARY SHARES INTO WHICH THE WARRANT IS BEING EXERCISED PURSUANT TO THIS NOTICE WITH THE DEPOSITARY FOR ISSUE BY THE DEPOSITARY OF THE APPLICABLE NUMBER OF CORRESPONDING ADRs TO THE BENEFICIARY.

PLEASE CHECK IF APPLICABLE:

[   ] CACEIS IS HEREBY INSTRUCTED TO DELIVER OR CAUSE TO BE DELIVERED ADRs TO THE HOLDER; PROVIDED THAT BY CHECKING THIS BOX THE HOLDER HEREBY REPRESENTS AND WARRANTS TO THE COMPANY AND CACEIS THAT AT THE TIME OF DELIVERY THE RELEVANT ORDINARY SHARES (AND CORRESPONDING ADRS) MAY BE TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

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ANNEX C

TRANSFER NOTICE

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

To: EDAP-TMS S.A.

Attn: Blandine Confort

Corporate Secretary

AddressParc d’Activités La Poudrette Lamartine,

4/6 rue du Dauphiné,

69120 Vaulx en Velin, France

Tel: +33(4) 72 15 31 50

Fax: +33(4) 72 15 31 44

With a copy to: CACEIS CORPORATE TRUST Laetitia Delauney Address14 rue Rouget de Lisle 92862 Issy Les Moulineaux, France Tel: +33(1) 57 78 31 56 Fax: +33(1) 57 78 32 19

ASSIGNMENT ORDER

FROM SECURITIES NOT CONSIDERED AS EUROCLEAR FRANCE

(a)
(b) Désignation		(i)

Of the Company EDAP TMS SA
(ii)
Securities WARRANT	ISIN CODE ___________________________	(iii) Date _____________

Quantity (in letters)		Quantity
(en figures) ___________

WARRANTS – EDAP Term _______________ – CODE _______________

ARTICLE II.NAME OF THE DESIGNATING PARTY

Mr. _______________

___________________

___________________

___________________

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ASK FOR THE EXECUTION OF THE FOLLOWING ACTION: ASSIGNMENT

To the benefit of

___________________

___________________

___________________

___________________

(Physical Address)

1.1 SIGNATURE OF ADMINISTRATOR OF WARRANTS (CACEIS CT)	SIGNATURE OF

REGISTERED DATE	Date
Date

NB: Warrants will be registered by CACEIS in pure nominative form

CACEIS Corporate Trust

Société anonyme au capital de 12 000 000 €

439 430 976 R.C.S. Paris - TVA : FR 84439430976

Siège social : 1-3 Place Valhubert - 75013 PARIS

Adresse de l’établissement principal : 14 rue Rouget de Lisle - 92130 Issy-les-Moulineaux

Adresse postale : 14, rue Rouget de Lisle 92862 Issy-les-Moulineaux Cedex 9 - France

www.caceis.com

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ANNEX D

COMPANY’S BANK ACCOUNT DETAILS

FOR THE PAYMENT OF THE EXERCISE PRICE

Account Owner at Natixis, Lyon branch:

EDAP-TMS

C/O Technomed Medical Systems

4, rue du Dauphiné

69120 Vaulx-en-Velin

France

International Bank Account Number:

FR76 3000 7530 2904 2931 1600 091

Bank Identifier Code :

NATXFRPPXXX

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